EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement (Form S-4 No. 333-142255) and related Proxy/Prospectus of 2020 ChinaCap Acquirco, Inc. (a development stage company) (the “Company”), of our report dated March 23, 2009, relating to the balance sheet of the Company as of December 31, 2008 and the related statements of operations, stockholders’ equity and cash flows for the periods from January 1, 2008 to December 31, 2008, and August 21, 2006 (date of inception) to December 31, 2008 (cumulative). Our report contains an emphasis of a matter paragraph regarding substantial doubt as to the ability of the Company to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/S/ CROWE HORWATH LLP

Sherman Oaks, California
May 14, 2009